Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 2nd QUARTER 2014 RESULTS;

PROVIDES 3rd QUARTER AND UPDATED FULL YEAR 2014 OUTLOOK

Boca Raton, Florida, July 24, 2014

SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended June 30, 2014. Highlights of the results include:

Second quarter over year earlier period:

•	Site leasing revenue growth of 22%

•	Tower Cash Flow growth of 27%

•	Net loss decreased from $36 million to $10 million

•	Adjusted EBITDA growth of 28%

•	AFFO Per Share growth of 31%

“We had another excellent quarter and continue to have the strong momentum that we have experienced since the beginning of the year,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Year-to-date leasing activity and current backlogs evidence very strong customer activity in all of our markets. In the US, 4G network activity levels remain high, while in our Latin American markets customers are primarily focused on enhancing their 3G networks. As a result, we are experiencing and expect continued strong organic revenue growth. We believe our recently announced acquisition of an additional 1,641 sites from Oi, expected to close by year-end, was well-priced and adds high growth, quality wireless sites to our portfolio. As a result of our expectations around continued strong organic revenue contributions and our pending portfolio additions, we are once again able to increase meaningfully our full year 2014 Outlook.”

Operating Results

Total revenues in the second quarter of 2014 were $383.4 million compared to $324.3 million in the year earlier period, an increase of 18.2%. Site leasing revenue of $340.5 million increased 21.8% over the year earlier period. Domestic cash site leasing revenue was $276.6 million in the second quarter of 2014 compared to $244.7 million in the year earlier period, an increase of 13.0%. International cash site leasing revenue was $48.6 million in the second quarter of 2014 compared to $17.9 million in the year earlier period, an increase of 171.2%.

Site leasing Segment Operating Profit of $265.1 million increased 25.2% over the year earlier period. Site leasing contributed 96.0% of the Company’s total Segment Operating Profit in the second quarter of 2014. Domestic site leasing Segment Operating Profit of $224.9 million increased 13.3% over the year earlier period. International site leasing Segment Operating Profit of $40.2 million increased 205.1% over the year earlier period. Site development revenues were $43.0 million in the second quarter of 2014 compared to $44.8 million in the year earlier period, a decrease of 4.1%. Site development Segment Operating Profit Margin was 25.4% in the second quarter of 2014 compared to 19.8% in the year earlier period.

Tower Cash Flow for the second quarter of 2014 was $259.0 million, a 27.0% increase over the year earlier period. Tower Cash Flow Margin for the second quarter of 2014 was 79.6% compared to 77.6% in the year earlier period.

Domestic Tower Cash Flow for the second quarter of 2014 was $224.4 million compared to $191.5 million in the year earlier period, an increase of 17.2%. International Tower Cash Flow for the second quarter of 2014 was $34.7 million compared to $12.4 million in the year earlier period, an increase of 179.7%.

Net loss for the second quarter of 2014 was $9.5 million or $0.07 per share compared to a net loss of $35.9 million or $0.28 per share in the year earlier period.

Adjusted EBITDA in the second quarter of 2014 was $251.1 million compared to $196.4 million in the year earlier period, an increase of 27.8%. Adjusted EBITDA Margin was 68.2% in the second quarter of 2014 compared to 63.9% in the year earlier period.

Net Cash Interest Expense was $71.3 million in the second quarter of 2014 compared to $62.4 million in the year earlier period.

AFFO increased 31.8% to $170.6 million in the second quarter of 2014 compared to $129.5 million in the year earlier period. AFFO per share increased 31.0% to $1.31 in the second quarter of 2014 compared to $1.00 in the year earlier period.

Investing Activities

During the second quarter of 2014, SBA purchased 45 communication sites for $28.5 million in cash. SBA also built 51 towers during the second quarter of 2014. As of June 30, 2014, SBA owned or operated 22,305 communication sites, 15,038 of which are located in the United States and its territories, and 7,267 of which are located internationally. In addition, the Company spent $13.3 million to purchase land and easements and to extend lease terms with respect to land underlying its towers. Total cash capital expenditures for the second quarter of 2014 were $79.1 million, consisting of $6.7 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $72.4 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, purchasing land and easements, and capital expenditures associated with the purchase of a new headquarters building).

Subsequent to the second quarter of 2014, the Company acquired 11 communication sites and related assets and liabilities for aggregate consideration of $8.1 million in cash. In addition to the Company’s previously announced agreement to purchase 1,641 communication sites in Brazil from Oi SA for an aggregate amount of R$1.17 billion (approximately $527 million), the Company has agreed to purchase in the U.S. and internationally 87 communication sites for an aggregate amount of $68.2 million. The Company anticipates that these acquisitions will be consummated by year end 2014.

Financing Activities and Liquidity

SBA ended the second quarter with $6.9 billion of total debt, $149.9 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $6.7 billion of Net Debt (as defined below). SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 6.7x and 4.8x, respectively.

During the second quarter of 2014, the Company received conversion notices totaling $127.9 million in principal of the 4.0% Notes and settled $121.5 million in principal of the 4.0% Notes for $121.5 million in cash and 2.7 million shares of its Class A common stock with the remaining to be settled in the third quarter of 2014. Concurrently with the settlement of its conversion obligation, the Company settled the convertible note hedges receiving 2.7 million shares of its Class A common stock. As a result, SBA’s outstanding share count has not been and will not be impacted by the conversion of these notes under the current settlement election. Subsequent to the end of the second quarter, the Company received additional conversion notices totaling $4.6 million of principal which will settle in the third quarter of 2014.

During the second quarter, the Company paid $276.2 million to early settle approximately 30% of the outstanding warrants sold in connection with the issuance of the 4% Notes, representing approximately 4.9 million underlying shares of Class A common stock, scheduled to mature in the first quarter of 2015. Subsequent to the second quarter, the Company paid $66.7 million to early settle approximately 7.5% of the original total outstanding warrants, representing approximately 1.2 million underlying shares, scheduled to mature in the first quarter of 2015.

During the second quarter, SBA did not repurchase any shares of its Class A common stock. The Company currently has $150.0 million of repurchase authorization remaining under its existing $300.0 million stock repurchase program.

On July 1, 2014, the Company issued $750.0 million aggregate principal amount of its 4.875% Senior Notes due 2022 (the “4.875% Notes”). The 4.875% Notes were issued at 99.178% of par value. Interest on the 4.875% Notes is payable semi-annually on January 15 and July 15 of each year beginning January 15, 2015. The 4.875% Notes mature on July 15, 2022. Net proceeds from the 4.875% Notes will be used to redeem all of the 8.25% Notes due 2019 including the associated call premium and pay the conversion obligations with respect to approximately $121.0 million aggregate principal amount of our 4.0% Convertible Senior Notes due 2014 (the 4.0% Notes”). All remaining net proceeds will be used for general corporate purposes.

As of the date of this press release, the Company had no amounts outstanding under the $770.0 million Revolving Credit Facility, and the amount available based on specified covenants under the facility was $720.0 million.

Outlook

The Company is providing its third quarter 2014 Outlook and updating its Full Year 2014 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s Full Year 2014 Outlook assumes approximately $56.7 million of non-cash straight-line leasing revenue. The 2014 Outlook for site leasing revenue, Tower Cash Flow, Adjusted EBITDA and AFFO includes an assumed negative impact of $16 million associated with iDEN lease terminations, which from a timing perspective have been assumed to occur on the basis least favorable to SBA pursuant to previously negotiated contractual rights. The 2014 Outlook assumes the acquisitions of only those communication sites under contract at the time of this press release and that the previously announced Oi acquisition will close December 1, 2014. The Company intends to spend additional capital in 2014 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2014 guidance. The Company’s Full Year 2014 Outlook includes new tower builds in the U.S. and internationally of 410 to 430 towers. The Full Year 2014 Outlook also contemplates approximately $1.1 billion of new financing during the second half of 2014 at an estimated annual interest rate of 3.75% with proceeds being used to (i) fund the Oi acquisition and (ii) settle for cash all of the remaining obligations under the Company’s 4.0% Convertible Senior Notes due October 1, 2014 and the related warrants. Finally, the Company’s Outlook also assumes an average foreign currency exchange rate of 2.30 Brazilian Reais to 1.0 U.S. Dollar for the third and fourth quarters of 2014.

	Quarter ending September 30, 2014			Full Year 2014
	($’s in millions)
Site leasing revenue (1)	$343.0	to	$348.0	$1,345.0	to	$1,355.0
Site development revenue	$37.5	to	$42.5	$155.0	to	$165.0
Total revenues	$380.5	to	$390.5	$1,500.0	to	$1,520.0
Tower Cash Flow	$258.5	to	$263.5	$1,021.0	to	$1,031.0
Adjusted EBITDA	$248.5	to	$253.5	$982.0	to	$992.0
Net cash interest expense (2)	$77.0	to	$79.0	$292.0	to	$302.0
Non-discretionary cash capital expenditures (3)	$7.5	to	$8.5	$24.0	to	$29.0
AFFO	$158.5	to	$167.5	$642.0	to	$669.0
Discretionary cash capital expenditures (4) (5)	$142.0	to	$152.0	$1,732.0	to	$1,762.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)	Consists of new tower builds, tower augmentations, communication site acquisitions, ground lease purchases, and capital expenditures associated with the purchase of a new corporate headquarters building. Excludes expenditures for revenue producing assets not under contract at the date of this press release.
(5)	Discretionary cash capital expenditures for the full year 2014 Outlook are net of a $17.9 million gain recognized in the first quarter of 2014 upon the settlement of currency hedges entered into in connection with the Oi acquisition closed March 31, 2014.

Conference Call Information

SBA Communications Corporation will host a conference call on Friday, July 25, 2014 at 10:00 AM (Eastern) to discuss the quarterly results. The call may be accessed as follows:

When:	Friday, July 25, 2014 at 10:00 AM (Eastern)
Dial-in number:	(800) 230-1085
Conference call name:	SBA second quarter results
Replay:	July 25, 2014 at 12:30 PM through August 9, 2014 at 10:59 AM (Eastern)
Number:	USA (800) 475-6701, International (320) 365-3844
Access Code:	330338
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) continued strength in the leasing and services segments for 2014, (ii) portfolio and organic growth for 2014, both domestically and internationally, (iii) the Company’s financial and operational guidance for the third quarter of 2014 and full year 2014 and the ability to improve upon its full year 2014 Outlook, (iv) the Company’s position as a top operator of communications sites in Brazil and strong growth in this market for the next decade, (v) timing of closing for currently pending acquisitions, (vi) the pricing of the Company’s recently announced Oi transaction and the quality of the towers the Company is acquiring, (vii) spending additional capital in 2014 on acquiring revenue producing assets not yet identified or under contract, (viii) customer activity levels during 2014, (ix) Brazil’s foreign exchange rates, (x) the impact associated with iDEN lease terminations, and (xi) the amount and terms of any future financing and that such financing will be sufficient for its anticipated uses.

These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2014.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to effectively integrate acquired communication sites into its business and to achieve the financial results projected in its valuation models for the acquired assets; (3) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (4) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (5) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (6) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (7) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business; (8) the Company’s ability to acquire land underneath towers on terms that are accretive; (9) the Company’s ability to realize economies of scale from its tower portfolio; (10) the Company’s ability to comply with covenants and the terms of its credit instruments; (11) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, and internationally; (12) the continued dependence on towers and outsourced site development services by the wireless carriers; and (13) the Company’s ability to protect its rights to land under its towers. With respect to the Company’s plan for new builds, these factors also include zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 410 to 430 towers in 2014. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts) (unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Revenues:
Site leasing	$340,452	$279,501	$649,771	$553,005
Site development	42,968	44,804	79,198	84,372

Total revenues	383,420	324,305	728,969	637,377

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	75,382	67,784	145,122	135,885
Cost of site development	32,056	35,941	59,483	68,535
Selling, general, and administrative (1)	25,441	21,507	50,118	41,938
Acquisition related expenses	2,225	1,957	10,786	7,779
Asset impairment and decommission costs	3,994	6,493	7,562	10,215
Depreciation, accretion, and amortization	161,005	141,089	305,447	266,725

Total operating expenses	300,103	274,771	578,518	531,077

Operating income	83,317	49,534	150,451	106,300

Other income (expense):
Interest income	180	697	266	1,338
Interest expense	(71,498)	(63,117)	(137,525)	(122,582)
Non-cash interest expense	(8,293)	(12,144)	(18,596)	(29,509)
Amortization of deferred financing fees	(4,278)	(3,923)	(8,516)	(7,527)
Loss from extinguishment of debt, net	(8,236)	(5,618)	(10,187)	(5,760)
Other income, net	1,384	547	19,774	699

Total other expense	(90,741)	(83,558)	(154,784)	(163,341)

Loss before provision for income taxes	(7,424)	(34,024)	(4,333)	(57,041)
Provision for income taxes	(2,043)	(1,875)	(3,728)	(1,234)

Net loss	$(9,467)	$(35,899)	$(8,061)	$(58,275)

Net loss per common share	$(0.07)	$(0.28)	$(0.06)	$(0.46)

Weighted average number of common shares
Basic and diluted	128,950	127,713	128,756	127,387

(1)	Includes non-cash compensation of $6,090 and $4,874 for the three months ended June 30, 2014 and 2013, respectively, and $10,631 and $8,691 for the six months ended June 30, 2014 and 2013, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$107,652	$122,112
Restricted cash	36,419	47,305
Short-term investments	5,828	5,446
Accounts receivable, net of allowance of $833 and $686 at June 30, 2014 and December 31, 2013, respectively	72,782	71,339
Costs and estimated earnings in excess of billings on uncompleted contracts	25,704	27,864
Prepaid and other current assets	65,633	69,586

Total current assets	314,018	343,652

Property and equipment, net	2,691,302	2,578,444
Intangible assets, net	4,041,190	3,387,198
Deferred financing fees, net	75,241	73,042
Other assets	442,832	400,852

Total assets	$7,564,583	$6,783,188

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$27,502	$24,302
Accrued expenses	76,431	86,131
Current maturities of long-term debt	1,080,200	481,886
Deferred revenue	91,020	94,658
Accrued interest	54,021	46,689
Other current liabilities	10,836	14,007

Total current liabilities	1,340,010	747,673

Long-term liabilities:
Long-term debt	5,778,891	5,394,721
Other long-term liabilities	286,394	283,828

Total long-term liabilities	6,065,285	5,678,549

Shareholders’ equity:
Preferred stock - par value $.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $.01, 400,000 shares authorized, 129,104 and 128,432 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	1,291	1,284
Additional paid-in capital	2,649,827	2,907,446
Accumulated deficit	(2,526,146)	(2,518,085)
Accumulated other comprehensive income (loss), net	34,316	(33,679)

Total shareholders’ equity	159,288	356,966

Total liabilities and shareholders’ equity	$7,564,583	$6,783,188

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)

	For the three months ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,467)	$(35,899)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion, and amortization	161,005	141,089
Non-cash interest expense	8,293	12,144
Deferred income tax expense (benefit)	(437)	406
Non-cash asset impairment and decommission costs	2,556	4,534
Non-cash compensation expense	6,196	4,930
Amortization of deferred financing fees	4,278	3,923
Loss from extinguishment of debt, net	8,236	5,618
Other non-cash items reflected in the Statements of Operations	89	(1,373)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(9,300)	(6,588)
Prepaid and other assets	(22,368)	(15,222)
Accounts payable and accrued expenses	(567)	2,816
Accrued interest	11,816	6,495
Other liabilities	8,664	11,058

Net cash provided by operating activities	168,994	133,931

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(39,161)	(47,177)
Capital expenditures	(39,913)	(33,779)
Other investing activities	(687)	(1,095)

Net cash used in investing activities	(79,761)	(82,051)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under Revolving Credit Facility	100,000	(100,000)
Repayment of Term Loans	(2,500)	(502,500)
Proceeds from employee stock purchase/stock option plans	5,535	1,780
Proceeds from settlement of convertible note hedges	3	137,623
Proceeds from issuance of Tower Securities	—	1,305,935
Payments for settlement of convertible debt	(121,289)	(794,996)
Payments for settlement of common stock warrants	(276,227)	(23,648)
Payment of restricted cash relating to SBA Tower Trust	—	(7,333)
Other financing activities	(10,286)	(354)

Net cash provided by (used in) financing activities	(304,764)	16,507

Effect of exchange rate changes on cash and cash equivalents	269	(1,175)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(215,262)	67,212
CASH AND CASH EQUIVALENTS:
Beginning of period	322,914	122,230

End of period	$107,652	$189,442

Selected Capital Expenditure Detail

	For the three months ended June 30, 2014	For the six months ended June 30, 2014
	(in thousands)

Tower new build construction	$17,428	$33,664
Tower upgrades/augmentations	12,405	23,525
Purchase of headquarters building	3,394	3,538
Non-discretionary capital expenditures:
Maintenance/improvement capital expenditures	4,829	7,764
General corporate expenditures	1,857	3,660

Total non-discretionary capital expenditures	6,686	11,424

Total capital expenditures	$39,913	$72,151

Communication Site Portfolio Summary

	Domestic	International	Total

Sites owned at March 31, 2014	15,034	7,229	22,263
Sites acquired during the second quarter	40	5	45
Sites built during the second quarter	18	33	51
Sites decommissioned during the second quarter	(54)	—	(54)

Sites owned at June 30, 2014	15,038	7,267	22,305

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Site Leasing Segment Operating Profit, Site Development Segment Operating Profit, and Segment Operating Profit Margin; (ii) Cash Site Leasing Revenue; (iii) Tower Cash Flow and Tower Cash Flow Margin; (iv) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (v) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); and (vi) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share.

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Segment Operating Profit is an indicator of the operating performance of our site leasing and site development segments;

(2) Cash Site Leasing Revenue and Tower Cash Flow are indicators of the performance of our site leasing operations;

(3) Adjusted EBITDA, FFO, AFFO, and AFFO per share are useful indicators of the financial performance of our core businesses; and

(4) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit

Agreement and indentures relating to our 8.25% Notes, 5.625% Notes, 5.75% Notes, and 4.875% Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

We believe that FFO, AFFO, and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the communication site industry), provide investors useful indicators of the financial performance of our core business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. In addition, our FFO, AFFO, and AFFO per share may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts or by the other communication site companies as the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months ended June 30,		For the three months ended June 30,		For the three months ended June 30,
	2014	2013	2014	2013	2014	2013
	(in thousands)

Segment revenue	$285,168	$259,754	$55,284	$19,747	$340,452	$279,501
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(60,314)	(61,220)	(15,068)	(6,564)	(75,382)	(67,784)

Segment operating profit	$224,854	$198,534	$40,216	$13,183	$265,070	$211,717

Segment operating profit margin	78.8%	76.4%	72.7%	66.8%	77.9%	75.7%

	Site Development Segment
	For the three months ended June 30,
	2014	2013
	(in thousands)

Segment revenue	$42,968	$44,804
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(32,056)	(35,941)

Segment operating profit	$10,912	$8,863

Segment operating profit margin	25.4%	19.8%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The tables below set forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months ended June 30,		For the three months ended June 30,		For the three months ended June 30,
	2014	2013	2014	2013	2014	2013
	(in thousands)
Site leasing revenue	$285,168	$259,754	$55,284	$19,747	$340,452	$279,501
Non-cash straight-line leasing revenue	(8,562)	(15,018)	(6,655)	(1,815)	(15,217)	(16,833)

Cash site leasing revenue	276,606	244,736	48,629	17,932	325,235	262,668
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(60,314)	(61,220)	(15,068)	(6,564)	(75,382)	(67,784)
Non-cash straight-line ground lease expense	8,079	7,986	1,093	1,023	9,172	9,009

Tower Cash Flow	$224,371	$191,502	$34,654	$12,391	$259,025	$203,893

Tower Cash Flow Margin	81.1%	78.2%	71.3%	69.1%	79.6%	77.6%

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended June 30,
	2014	2013
	(in thousands)
Net loss	$(9,467)	$(35,899)
Non-cash straight-line leasing revenue	(15,217)	(16,833)
Non-cash straight-line ground lease expense	9,172	9,009
Non-cash compensation	6,196	4,930
Loss from extinguishment of debt, net	8,236	5,618
Other income	(1,384)	(547)
Acquisition related expenses	2,225	1,957
Asset impairment and decommission costs	3,994	6,493
Interest income	(180)	(697)
Total interest expense (1)	84,069	79,184
Depreciation, accretion, and amortization	161,005	141,089
Provision for taxes (2)	2,407	2,085

Adjusted EBITDA	$251,056	$196,389

Annualized Adjusted EBITDA (3)	$1,004,224	$785,556

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	For the three months ended June 30, 2014 and 2013, these amounts included $364 and $210, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended June 30,
	2014	2013
	(in thousands)
Total revenues	$383,420	$324,305
Non-cash straight-line leasing revenue	(15,217)	(16,833)

Total revenues minus non-cash straight-line leasing revenue	$368,203	$307,472

Adjusted EBITDA	$251,056	$196,389

Adjusted EBITDA Margin	68.2%	63.9%

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement. AFFO for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended June 30,
	2014	2013
	(in thousands)
Net loss	$(9,467)	$(35,899)
Adjusted tax provision (benefit) (1)	(218)	966
Real estate related depreciation, amortization, and accretion	159,637	139,923

FFO	$149,952	$104,990

Adjustments to FFO:
Non-cash straight-line leasing revenue	(15,217)	(16,833)
Non-cash straight-line ground lease expense	9,172	9,009
Non-cash compensation	6,196	4,930
Non-real estate related depreciation, amortization, and accretion	1,368	1,166
Amortization of deferred financing costs and debt discounts	12,571	16,067
Interest deemed paid upon conversion of convertible notes	145	549
Loss from extinguishment of debt, net	8,236	5,618
Other income	(1,384)	(547)
Acquisition related expenses	2,225	1,957
Asset impairment and decommission costs	3,994	6,493
Non-discretionary cash capital expenditures	(6,686)	(3,947)

AFFO	$170,572	$129,452

Weighted average number of common shares (2)	130,034	128,916

AFFO per share	$1.31	$1.00

(1)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.
(2)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

June 30, 2014
(in thousands)
2010-1 Tower Securities	$680,000
2010-2 Tower Securities	550,000
2012-1 Tower Securities	610,000
2013-1C Tower Securities	425,000
2013-2C Tower Securities	575,000
2013-1D Tower Securities	330,000
Revolving Credit Facility	100,000
2012-1 Term Loan A	180,000
2014 Term Loan B (carrying value of $1,496,407)	1,500,000

Total secured debt	4,950,000

4.0% Convertible Senior Notes (carrying value of $370,200)	378,370
8.25% 2019 Senior Notes (carrying value of $242,484)	243,750
5.625% 2019 Senior Notes	500,000
5.75% 2020 Senior Notes	800,000

Total unsecured debt	1,922,120

Total debt	$6,872,120

Leverage Ratio
Total debt	$6,872,120
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(149,899)

Net debt	$6,722,221

Divided by: Annualized Adjusted EBITDA	$1,004,224

Leverage Ratio	6.7x

Secured Leverage Ratio
Total secured debt	$4,950,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(149,899)

Net Secured Debt	$4,800,101

Divided by: Annualized Adjusted EBITDA	$1,004,224

Secured Leverage Ratio	4.8x